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                                                                    Exhibit 99.8



Contacts:
Krista Shepard                              Peter Weichselbraun
Honeywell Turbocharging Systems             Turbodyne Technologies
(310) 791-9170                              (800) 566-1130
krista.shepard@honeywell.com                pweichselbraun@turbodyne.com



        HONEYWELL EXPANDS PRODUCT LINE WITH NEW TURBOPAC(TM) SUPERCHARGER


TORRANCE/CARPINTERIA, CALIFORNIA, FEBRUARY 14, 2000 - Honeywell [NYSE:HON] said today that its Turbocharging Systems business enterprise will be offering the first electrical supercharger. The new Garrett(R) supercharger will carry the Turbopac(TM) trade name.

"Turbopac(TM) will enable us to continue providing our customers with the latest boosting technologies available," said Rob Gillette, Vice President and General Manager, Strategic Growth for Honeywell Turbocharging Systems. "This new product gives our customers another option to maximum engine performance, which includes faster acceleration, savings at the fuel pump and a reduction of emissions."

The Turbopac(TM) supercharger is a motor-driven device that enables immediate engine boost in response to the driver pressing the accelerator. The Turbopac(TM) is installed between the air intake system and the turbocharger in vehicles with existing turbochargers.

Turbocharging Systems and Turbodyne Technologies Inc. [EASDAQ:TRBD] have entered into an agreement pertaining to the joint development for mass production of the Garrett(R) Dynacharger(TM) and Turbopac(TM) products, and an intellectual property and product rights agreement for assignment by Turbodyne for the patent and trademark portfolio related to these products.

Under the expanded agreement, Honeywell Turbocharging Systems has the exclusive licensing rights for the manufacturing and marketing of the Dynacharger(TM) and Turbopac(TM) products on a worldwide basis. Turbodyne holds exclusive worldwide rights to manufacture and supply electric motors and generators, electronic controls and light metal components for both of these product lines.

"These expanded agreements provide the gateway for further development and mass production of the innovative technologies Turbodyne can offer with partners such as Honeywell," said Gerhard E. Delf, Turbodyne's President and Chief Executive Officer.

The new electrically assisted Garrett(R) Dynacharger(TM) turbocharger received international recognition when it was awarded the International Grand Prix for Technical Innovation Jury's Special Prize at the Equip' Auto Show in Paris. Prototype testing is currently underway with major automotive manufacturers.

With more than $1 billion in sales and 5,000 employees, Honeywell Turbocharging Systems is a global manufacturer of Garrett(R) turbochargers and superchargers for diesel and gasoline-driven passenger cars, commercial vehicles and heavy-duty trucks. The company's worldwide headquarters is based in Torrance, California and its European headquarters is based in Levallois-Perret, France. Turbocharging Systems operates 15 manufacturing facilities and technology centers in 12 nations throughout the Americas, Europe and Asia.

Honeywell International is a US$24-billion diversified technology and manufacturing leader serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers, plastics; and electronic and advanced materials. Honeywell International employs approximately 120,000 people in 95 counties. Honeywell is traded on the New York Stock Exchange under the ticker symbol HON, as well as on the London, Chicago and Pacific stock exchanges. It is one of the 30 stocks that make up the Dow Jones



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Industrial Average and is also a component of the Standard & Poor's 500 Index.
Additional information on the company is available on the Internet at http://www.honeywell.com

Turbodyne Technologies Inc., a California based high technology company, specializes in the development of performance enhancement, fuel economy and pollution control products for internal combustion engines. Turbodyne is headquartered in Carpinteria, CA; and the European business location is Frankfurt, Germany. Additional information on the company is available on the Internet at http://www.turbodyne.com.


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This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.
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